Exhibit 99.1

Revlon Reports First Quarter 2009 Results

Increased Net Income and Free Cash Flow; Reduced Debt by $38.3 Million

Revlon Color Cosmetics U.S. Retail Sales Grew Over 9%

Introduces New Products with First-to-Market Breakthrough Technology

NEW YORK--(BUSINESS WIRE)--April 30, 2009--Revlon, Inc. (NYSE:REV) today announced results for the first quarter ended March 31, 2009.

First quarter 2009 results compared to first quarter 2008:

  Net sales of $303.3 million compared to $311.7 million. Excluding unfavorable foreign currency fluctuations, first quarter of 2009 net sales grew 3.8%.
  Operating income of $31.6 million compared to $32.0 million.
  Net income of $12.7 million, or $0.25 per diluted share1, compared to a net loss of $2.5 million, or $0.05 per diluted share.
  Free cash flow2 of $17.5 million compared to $14.6 million.
  Adjusted EBITDA3 of $49.1 million compared to $57.5 million.
  First quarter 2008 operating income, net loss, Adjusted EBITDA, and Free Cash Flow included a gain of $6.0 million related to the sale of a non-core trademark.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “In the first quarter of 2009, we continued to execute our strategy, including our focus on the key drivers of profitable brand growth. We improved net income and free cash flow, reduced debt, grew Revlon color cosmetics U.S. retail sales over 9% and increased market share4. We continue to manage our business while maintaining flexibility to adapt to changes in business conditions, including the ongoing economic uncertainties. We believe that continued execution of our strategy will, over time, generate profitable net sales growth and sustainable positive free cash flow."

First Quarter 2009 Results

Net sales in the first quarter of 2009 were $303.3 million, compared to $311.7 million in the first quarter of 2008. Excluding unfavorable foreign currency fluctuations of $20.3 million, net sales increased by 3.8%. Higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color were partially offset by lower net sales of Mitchum anti-perspirant deodorant. Revlon color cosmetics net sales increased 8.9%, excluding foreign currency fluctuations, driven by strong new product introductions. In the first quarter of 2009, the Company increased advertising and promotional spending across its portfolio of brands, compared to the same period last year.

In the United States, net sales in the first quarter of 2009 were $191.0 million, an increase of $13.8 million, or 7.8%, compared to $177.2 million in the same period last year, driven primarily by higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color. First quarter 2009 net sales benefited from higher pipeline shipments of first half and some second half 2009 new color cosmetics products, as a result of timing of shipments and a more extensive new product lineup, including Revlon ColorStay Ultimate Liquid Lipstick.

In the Company’s international operations, net sales in the first quarter of 2009 were $112.3 million, a decrease of $22.2 million or 16.5%, compared to $134.5 million in the same period last year. Almost all of the decline was due to unfavorable foreign currency fluctuations, which negatively impacted net sales by $20.3 million in the first quarter of 2009. Excluding unfavorable foreign currency fluctuations, net sales declined 1.4% as declines in fragrances and certain beauty care products were partially offset by higher net sales of Revlon color cosmetics; lower net sales in the Europe and Latin America regions were partially offset by higher net sales in the Asia Pacific region.

Operating income in the first quarter of 2009 was $31.6 million, representing a 10.4% operating income margin, compared to $32.0 million, representing a 10.3% operating income margin, in the same period last year. Adjusted EBITDA in the first quarter of 2009 was $49.1 million, compared to $57.5 million in the same period last year. First quarter 2009 operating income and Adjusted EBITDA included pension expense of $6.0 million, compared to $2.1 million in the first quarter of 2008. First quarter 2008 operating income and Adjusted EBITDA included a gain of $6.0 million related to the sale of a non-core trademark.

Net income in the first quarter of 2009 was $12.7 million, or $0.25 per diluted share, compared to a net loss of $2.5 million, or $0.05 per diluted share, in the same period last year. Net income in the first quarter of 2009 benefited from lower interest expense of $8.0 million, a gain on the repurchase of 9½% senior notes of $7.0 million, and lower income tax expense of $7.8 million, partially offset by higher foreign currency losses of $6.7 million and higher pension expense of $3.9 million. First quarter 2008 net loss included a gain of $6.0 million related to the sale of a non-core trademark.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income/(loss) and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Debt Reduction

In the first quarter of 2009, the Company reduced debt by $38.3 million, as follows:

  Senior Secured Term Loan: During the first quarter of 2009, the Company repaid $18.7 million of its senior secured term loan. After this repayment, there remained outstanding at the end of the first quarter of 2009 approximately $815 million principal amount under the term loan, which matures in January 2012.
  9½% Senior Notes: During the first quarter of 2009, the Company repurchased $23.9 million in aggregate principal amount of its 9½% senior notes. As a result of these repurchases, the Company wrote-off the ratable portion of the unamortized debt discount of $0.3 million. After these repurchases, there remained outstanding $366.1 million aggregate principal amount under the Company's 9½% senior notes, which mature in April 2011.
  Revolving Credit Facility: The Company had outstanding borrowings under its revolving credit facility of $4.0 million at March 31, 2009.

U.S. Mass Retail Share Results (ACNielsen)4

U.S. mass retail dollar share results, according to ACNielsen, for Revlon and Almay color cosmetics, Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant, and Revlon Beauty Tools for the first quarter are summarized in the table below:

	$ Share %
			Point
First Quarter 2009	Q1 2009	Q1 2008	Change

Revlon Color Cosmetics	13.2	12.5	0.7
Almay	5.7	6.1	(0.4)
Revlon ColorSilk Hair Color	8.3	8.0	0.3
Mitchum Anti-Perspirant Deodorant	4.8	5.1	(0.3)
Revlon Beauty Tools	21.2	20.7	0.5

Below is a commentary on aspects of dollar volume and dollar share of certain brands, based on ACNielsen data (unless otherwise noted, first quarter 2009 volume and/or share growth is compared to the same period in 2008):

Color Cosmetics

The U.S. mass color cosmetics category dollar volume grew 3.2% in the first quarter of 2009.

Revlon Color Cosmetics

Revlon color cosmetics dollar volume grew 9.3% in the first quarter of 2009:

  In the face segment, Revlon color cosmetics grew 16.4%, driven by Revlon Age Defying Spa foundation and Revlon Age Defying Spa Concealer, both of which are first half 2009 launches, and Revlon ColorStay Mineral foundation, introduced in 2008, as well as core Revlon ColorStay foundation.
  Revlon color cosmetics holds the #1 position in the lip segment with a 22.9% dollar share. In the lip segment, Revlon color cosmetics grew 8.9% driven by Revlon Crème Gloss and Revlon Matte lipstick, both first half 2009 launches, as well as Revlon ColorStay Mineral lipglaze, introduced in 2008 and Revlon Super Lustrous lipcolor.
  In the nail segment, Revlon color cosmetics core nail franchise grew by 33.8%, driven by new shade introductions and effective brand advertising.

  In the eye segment, Revlon color cosmetics grew 3.8%. This growth was driven by Revlon ColorStay pencil and liquid eye liners and brow products, as well as Revlon Matte Luxurious Color Kohl eye liner, partially offset by declines in mascara.

Almay

Almay dollar volume decreased 4.0% in the first quarter of 2009, driven by declines in face and lip, partially offset by growth in the eye segment. Almay’s positive performance in the eye segment was driven by the Almay Intense i-Color Collection and the Almay Bright Eyes Collection.

Revlon ColorSilk Hair Color

In the first quarter of 2009, dollar volume in the women’s hair color category declined by 2.3%, while Revlon ColorSilk hair color grew by 1.0%. More units of Revlon ColorSilk hair color continue to be purchased in the U.S. market than any other brand.

Mitchum Anti-Perspirant Deodorant

In the first quarter of 2009, dollar volume in the anti-perspirants/deodorants category declined by 0.1%. Mitchum continued to maintain an approximate 5% dollar share, in line with its quarterly performance since the fourth quarter of 2006.

Revlon Beauty Tools

In the first quarter of 2009, dollar volume in the beauty tools category declined 1.8%, while Revlon Beauty Tools grew by 0.5%. Revlon holds the #1 position in the beauty tools category with a 21.2% share. Revlon Pedi-EXPERT, launched for first half 2009, is ranked #1 in the ACNielsen Top 60 New Beauty Tools (by retail dollar sales) through March 2009.

New Products with First-to-Market Breakthrough Technology for Second Half of 2009

The Company is launching a new lineup for the second half of 2009, featuring first-to-market breakthrough technology product introductions of Revlon and Almay color cosmetics. These product launches include unique offerings for the mass channel, innovations in products and extensions within the Revlon and Almay franchises.

Second half 2009 Revlon and Almay color cosmetics introductions include the following new product launches, which are part of our full new product lineup:

  Revlon ColorStay Ultimate Liquid Lipstick is a breakthrough product that is the first and only one-step lipcolor that has it all – exclusive ColorStay long-wear technology providing food-proof wear for up to 12 hours. The advertising campaign features Jennifer Connelly.
  Revlon DoubleTwist Mascara is a first-to-mass revolutionary 2-in-1 brush that has traditional bristles to thicken lashes and innovative combs to define, providing massive volume and remarkable definition, with a rich color impact. The advertising campaign features Jessica Alba.
  Revlon ColorStay Mineral Mousse Makeup is an extension to the Revlon ColorStay Mineral franchise, which was introduced in 2008. ColorStay Mineral Mousse Makeup is a first-to-market formula with ColorStay technology that offers the benefits of mineral makeup in a long-wearing mousse form with a luxurious matte finish. The advertising campaign features Halle Berry.
  Almay Smart Shade Smart Balance Makeup is a breakthrough product that is an extension of the highly successful Almay Smart Shade franchise which was launched for 2007. Almay Smart Shade Smart Balance makeup uses Almay Smart Shade proprietary technology with shade sensing microbeads to adjust to skin tone and uses new and breakthrough Smart Balance technology with skin balancing microspheres that work to keep oily areas shine-free and dry skin softly hydrated. The advertising campaign features Elaine Mellencamp and Marina Theiss.

Company Strategy

The Company continues to focus on its strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

First Quarter 2009 Results and Conference Call

The Company will host a conference call with members of the investment community on April 30, 2009 at 9:30 A.M. EDT to discuss First Quarter 2009 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and beauty care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income/(loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same results that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

3Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income/(loss) from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt, gains on the repurchase of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)

facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;
(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

4 All share and dollar volume data is based on U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige stores, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other distribution outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and is therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans regarding: (i) our plans to continue to manage our business while maintaining flexibility to adapt to changes in business conditions, including the ongoing economic uncertainties; (ii) our belief that continued execution of our strategy will, over time, generate profitable net sales growth and sustainable positive free cash flow; (iii) our belief that our new product lineup for the second half of 2009 will feature breakthrough introductions of Revlon and Almay color cosmetics and that these product launches include unique offerings for the mass channel, innovations in products and extensions within the Revlon and Almay franchises; and (iv) our plans to continue to focus on our strategy, including by--(a) building and leveraging our strong brands; (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees; (c) continuing to strengthen our international business; (d) improving our operating profit margins and cash flow; and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2008 Annual Report on Form 10-K filed with the SEC in February 2009 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2009 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays in or our inability to continue to manage our business while maintaining flexibility to adapt to changes in business conditions, including the ongoing economic uncertainties, such as due to less than anticipated shipments, including due to less than anticipated sales of our products as a result of consumer response to worldwide economic conditions, greater than expected volatility in the retail sales environment, less than anticipated acceptance of our new products by consumers and/or retail customers, more than anticipated product returns, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to U.S. and/or international economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes, higher than anticipated pension expense and/or cash contributions and/or a more than expected adverse impact on our financial results and/or financial condition arising from foreign currency fluctuations; (ii) difficulties, delays, unanticipated costs or our inability to continue to execute our strategy and, over time, generate profitable net sales growth and/or sustainable positive free cash flow, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising and/or promotion for our new product launches and/or less than expected levels of execution with our retail partners or higher than expected costs and expenses; (iii) difficulties, delays in or our inability to generate, or less than expected, results from launching our new product lineup for the second half of 2009 for Revlon and Almay color cosmetics, such as less than anticipated sales or higher than expected returns of such products or our other new or existing products, whether due to less than expected acceptance of such new products by consumers and/or retail customers or other conditions; and (iv) difficulties, delays, unanticipated costs or our inability to continue to focus on our strategy, such as (a) less than expected growth of our brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Net sales	$303.3	$311.7
Cost of sales	111.0	113.1
Gross profit	192.3	198.6
Selling, general and administrative expenses	160.2	172.8
Restructuring costs and other, net	0.5	(6.2)

Operating income	31.6	32.0

Other expenses (income):
Interest expense	24.1	32.1
Interest income	(0.2)	(0.3)
Amortization of debt issuance costs	1.4	1.3
Foreign currency losses (gains), net	2.4	(4.3)
Gain on repurchase of debt	(7.0)	-
Miscellaneous, net	0.2	0.1
Other expenses, net	20.9	28.9

Income from continuing operations before income taxes	10.7	3.1
(Benefit) provision for income taxes	(2.0)	5.8
Income (loss) from continuing operations	12.7	(2.7)

Income from discontinued operations, net of taxes	-	0.2

Net income (loss)	$12.7	$(2.5)

Basic income (loss) per common share:
Continuing operations	0.25	(0.05)
Discontinued operations	-	-
Net income (loss)	$0.25	$(0.05)

Diluted income (loss) per common share:
Continuing operations	0.25	(0.05)
Discontinued operations	-	-
Net income (loss)	$0.25	$(0.05)

Weighted average number of common shares outstanding:
Basic	51,522,434	51,168,134
Diluted	51,526,486	51,168,134

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
ASSETS	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$33.5	$52.8
Trade receivables, net	161.1	169.9
Inventories	152.8	154.2
Prepaid expenses and other	57.4	51.6
Total current assets	404.8	428.5
Property, plant and equipment, net	109.4	112.8
Other assets	88.1	89.5
Goodwill, net	182.4	182.6
Total assets	$784.7	$813.4

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$0.9	$0.5
Current portion of long-term debt	0.2	18.9
Accounts payable	89.2	78.1
Accrued expenses and other	210.6	225.9
Total current liabilities	300.9	323.4
Long-term debt	1,183.6	1,203.2
Long-term debt - affiliates	107.0	107.0
Long-term pension and other post-retirement plan liabilities	222.9	223.7
Other long-term liabilities	65.4	68.9
Total stockholders' deficiency	(1,095.1)	(1,112.8)
Total liabilities and stockholders' deficiency	$784.7	$813.4

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income (loss)	$12.7	$(2.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	-	(0.2)
Depreciation and amortization	16.9	24.5
Amortization of debt discount	0.2	0.2
Stock compensation amortization	2.0	2.2
Gain on repurchase of debt	(7.0)	-
Gain on sale of certain assets and a non-core trademark	(1.6)	(6.3)
Change in assets and liabilities:
Decrease in trade receivables	6.7	23.9
Increase in inventories	(0.2)	(4.8)
Increase in prepaid expenses and other current assets	(6.6)	(2.4)
Increase in accounts payable	16.2	2.6
Decrease in accrued expenses and other current liabilities	(15.1)	(14.1)
Purchase of permanent displays	(11.9)	(15.3)
Other, net	5.0	2.9
Net cash provided by operating activities	17.3	10.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.1)	(2.7)
Proceeds from the sale of certain assets and a non-core trademark	2.3	6.6
Net cash provided by investing activities	0.2	3.9

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(4.0)	3.7
Borrowings (repayment) under the 2006 Revolving Credit Facility, net	4.0	(8.5)
Proceeds from the issuance of long-term debt - affiliates	-	170.0
Repayment of long-term debt	(35.3)	(167.4)
Payment of financing costs	-	(2.9)
Net cash used in financing activities	(35.3)	(5.1)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash (used in) provided by operating activities of discontinued operations	(0.1)	1.0
Net cash used in investing activities of discontinued operations	-	-
Net cash used in financing activities of discontinued operations	-	(0.1)
Change in cash from discontinued operations	-	(2.5)
Net cash used in discontinued operations	(0.1)	(1.6)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.4)
Net (decrease) increase in cash and cash equivalents	(19.3)	7.5
Cash and cash equivalents at beginning of period	52.8	45.1
Cash and cash equivalents at end of period	$33.5	$52.6

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$18.5	$29.7
Income taxes, net of refunds	2.3	4.1

Supplemental schedule of noncash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	0.6	0.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$12.7	$(2.5)
Income from discontinued operations, including gain
on disposal, net of taxes	-	0.2
Income (loss) from continuing operations	12.7	(2.7)

Interest expense, net	23.9	31.8
Amortization of debt issuance costs	1.4	1.3
Foreign currency losses (gains), net	2.4	(4.3)
Gain on repurchase of debt	(7.0)	-
Miscellaneous, net	0.2	0.1
(Benefit) provision for income taxes	(2.0)	5.8
Depreciation and amortization	17.5	25.5

Adjusted EBITDA	$49.1	$57.5

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$17.3	$10.7

Less capital expenditures	(2.1)	(2.7)
Plus proceeds from the sale of certain assets and a non-core trademark	2.3	6.6

Free cash flow	$17.5	$14.6

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465